Exhibit 99.1

PROTHENA REPORTS FIRST QUARTER FINANCIAL RESULTS

Phase 1 clinical trial initiated in April for NEOD001 in AL amyloidosis patients

DUBLIN, Ireland – May 14, 2013 – Prothena Corporation plc. (NASDAQ:PRTA), a clinical stage biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases, today reported financial results for the first quarter ended March 31, 2013 and provided an update on research and development.

Prothena reported a net loss of $9.0 million for the first quarter of 2013 as compared to a net loss of $10.8 million for the first quarter of 2012. Net loss per share for the first quarter of 2013 was $0.51 as compared to a net loss per share of $0.75 for the first quarter of 2012. As of March 31, 2013, Prothena had $119.6 million in cash and cash equivalents and no outstanding debt. These figures should be read in connection with “First Quarter 2013 Financial Results and Guidance” below.

“Prothena targets proteins in novel ways to resolve unmet clinical needs in patients. We continue to advance our pipeline of novel antibodies, and have already moved NEOD001 into the clinic for AL amyloidosis,” said Dale Schenk, PhD, President and Chief Executive Officer of Prothena. “In April 2013, we announced the successful first patient dosing in our Phase 1 clinical trial. Patients with amyloidosis currently have limited treatment options and we believe we have an opportunity to develop a first-in-class therapy for this orphan disease.”

“Prothena’s strong balance sheet provides the financial resources for significant clinical progress with all three of our lead programs, NEOD001, PRX002 in Parkinson’s disease and PRX003 in inflammatory disease and metastatic cancers,” added Dr. Schenk.

First Quarter 2013 Highlights

•	NEOD001 granted orphan drug status for the potential treatment of amyloid light-chain (AL) amyloidosis by the European Medicines Agency (EMA)

•	Board strengthened through the appointment of Christopher Henney, PhD, who joined existing directors Lars Ekman, MD, PhD, Dale Schenk, PhD, Richard Collier and Shane Cooke

•	Solidified leadership team with appointments of Chief Medical Officer, Martin Koller, MD, MPH and Chief Financial Officer, Tran Nguyen

Research and Development Highlights

Prothena’s research and development pipeline includes three lead therapeutic antibody programs that the Company plans to advance aggressively in 2013 and several discovery programs staged for future value.

NEOD001 is a monoclonal antibody targeting AL and AA amyloid for the potential treatment of amyloidosis.

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On April 23, the Company announced that it had successfully dosed the first patient in a Phase 1 clinical trial; the multi-center Phase 1 clinical trial is designed to evaluate the safety and tolerability of NEOD001 in patients with AL amyloidosis and to determine a recommended dose for testing in Phase 2 trials

PRX002 is a monoclonal antibody targeting synuclein for the potential treatment of Parkinson’s disease

•	IND enabling studies and pre-clinical safety testing planned for 2013

•	IND filing and Phase 1 trial in Parkinson’s disease patients planned for 2014

PRX003 is a monoclonal antibody targeting melanoma cell adhesion molecule (MCAM) for the potential treatment of inflammatory disease and metastatic cancers

•	Lead candidate selected

•	IND filing and Phase 1 trial planned for 2015

First Quarter 2013 Financial Results and Guidance

Prior to December 21, 2012, the Prothena Business consisted of a substantial portion of Elan Corporation plc’s former drug discovery business platform which historically operated as part of Elan and not as a separate stand-alone entity. The carve-out financial results for the period from January 1, 2012 to March 31, 2012 presented in this release have been prepared in accordance with GAAP (generally accepted accounting principles in the United States), but do not necessarily represent the financial position or results of operations of Prothena had it been operated as a separate independent entity. Prothena did not have any ordinary shares outstanding prior to December 21, 2012. The discussion of basic and diluted net loss per share included in this press release assumes that the 14.5 million shares issued to Elan shareholders in connection with the separation from Elan have been outstanding for all periods presented and that the 3.2 million shares purchased by Elan upon separation have been outstanding since December 20, 2012. For more information, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” and “Note 1 of Notes to Consolidated Financial Statements” in each case included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (SEC) on March 29, 2013.

Prothena reported a net loss of $9.0 million for the first quarter of 2013 as compared to a net loss of $10.8 million for the first quarter of 2012. Net loss per share for the first quarter of 2013 was $0.51 as compared to a net loss per share of $0.75 for the first quarter of 2012.

Net loss included share-based compensation expense of $0.3 million for the first quarter of 2013 as compared to $3.6 million for the first quarter of 2012.

Research and development (R&D) expenses totaled $6.0 million for the first quarter of 2013 as compared to $8.8 million for the first quarter of 2012. The decrease in R&D expenses was primarily due to decreases in share-based compensation expense, headcount attributable to Prothena programs, and external expenses related to NEOD001, partially offset by an increase in PRX002 and PRX003 related costs. R&D expenses included share-based compensation expense of $0.1 million for the first quarter of 2013 as compared to $3.6 million for the first quarter of 2012.

General and administrative (G&A) expenses totaled $3.2 million for the first quarter of 2013 as compared to $2.5 million for the first quarter of 2012. G&A expenses in the first quarter of 2013 consisted primarily of professional services fees (including payments to Elan under a transitional services agreement), internal personnel costs and $0.3 million in share-based compensation expense. The first quarter of 2012 was presented on a “carve-out” basis as the Prothena Business consisted of a substantial portion of Elan’s former drug discovery business platform. Accordingly, the G&A expenses during this period consisted of $0.5 million of direct expense incurred by the Prothena Business and $2.0 million of indirect expenses which was based on an allocation to the Prothena Business by Elan.

As of March 31, 2013, Prothena had $119.6 million in cash and cash equivalents, no outstanding debt and 17.7 million ordinary shares outstanding.

As previously announced, the Company expects a cash burn of $34 to $40 million for 2013, ending the year with approximately $88 million in cash. The 2013 cash burn is primarily driven by an estimated net loss of $36 to $42 million, which includes an estimated $2.5 million of depreciation and share-based compensation expense. The Company intends to use the anticipated 2013 spend to progress patient enrollment and dosing at multiple sites for its NEOD001 Phase 1 clinical trial, complete IND enabling toxicology studies for PRX002, select a first indication for PRX003 and further advance its discovery programs.

About Prothena

Prothena Corporation plc is a clinical stage biotechnology company focused on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding and cell adhesion, particularly on the discovery and development of potential therapeutic monoclonal antibodies directed specifically to disease-causing proteins. These potential therapies have a broad range of indications, including AL and AA forms of amyloidosis (NEOD001), Parkinson’s disease and related synucleinopathies (PRX002) and novel cell adhesion targets involved in inflammatory disease and metastatic cancers (PRX003).

For more information, please visit the Company’s web site at www.prothena.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to, among other things, our projected net loss, cash burn rate, the uses for such planned cash spend, the conduct and timing of our Phase 1 clinical trial for NEOD001 and our other development and discovery programs, our ability to advance our product candidates through clinical trials and our ability to receive regulatory approval for such product candidate in one or more indications, including with orphan drug designations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “target,” “will” and similar terms and phrases, including references to assumptions. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors including, but not limited to the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 29, 2013, the “Risk Factors” section of our Quarterly Reports on Form 10-Q that we file with the SEC from time to time, as well as the following risks: our ability to obtain additional financing; our ability to successfully complete research and development of our drug candidates and the size of the markets for those drug candidates; our ability to develop and commercialize products before competitors or that are superior to the alternatives developed by such competitors; our ability to protect our patents and other intellectual property; any loss of key employees; the impact of our separation from Elan and risks relating to our ability to operate effectively as a stand-alone, publicly traded company, including, without limitation, our ability to achieve benefits from our separation; restrictions on our taking certain actions due to tax rules and covenants with Elan; changes in our cost structure, management, financing and business operations following the separation and distribution; growth in costs and expenses; our ability to maintain financial flexibility and sufficient cash, cash equivalents, and investments and other assets capable of being monetized to meet our liquidity requirements; disruptions in the U.S. and global capital and credit markets; fluctuations in foreign currency exchange rates; the failure to comply with anti-kickback, false claims and other applicable laws in the United States; extensive government regulation; risks from potential environmental liabilities; the volatility of our share price; general changes in GAAP and International Financial Reporting Standards as adopted by the European Union; and business disruptions caused by information technology failures or events beyond our control. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events or changes in Prothena’s expectations.

PROTHENA CORPORATION PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited - amounts in thousands except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue - related party	$171	$404
Operating expenses:
Research and development expenses	5,957	8,757
General and administrative expenses	3,181	2,458

Total operating expenses	9,138	11,215

Loss from operations	(8,967)	(10,811)
Interest income	22	—

Loss before income taxes	(8,945)	(10,811)
Provision for income taxes	6	—

Net loss	$(8,951)	$(10,811)

Basic and diluted loss per share	$(0.51)	$(0.75)

Shares used to compute basic and diluted loss per share	17,679	14,497

PROTHENA CORPORATION PLC

CONSOLIDATED BALANCE SHEETS

(unaudited - amounts in thousands)

	March 31, 2013	December 31, 2012
Cash and cash equivalents	$119,563	$124,860
Prepaid and other current assets	1,228	981

Total current assets	120,791	125,841
Plant and equipment, net	3,371	3,393
Other non-current assets	106	49

Total assets	$124,268	$129,283

Accrued research and development expenses	$2,596	$47
Other current liabilities	2,490	1,697

Total current liabilities	5,086	1,744
Other non-current liabilities	1,393	1,055

Total liabilities	6,479	2,799
Total shareholders’ equity	117,789	126,484

Total liabilities and shareholders’ equity	$124,268	$129,283

Contact

Investors: Tran Nguyen, CFO

650-837-8535, IR@prothena.com

Media: Anita Kawatra

646-256-5116, anita.kawatra@prothena.com